Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FISCAL YEAR 2015 FINANCIAL RESULTS

PALO ALTO, Calif. - December 10, 2015 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its fiscal year ended October 2, 2015.
“Fiscal 2015 was a successful, business-as-usual year for CPI and we achieved respectable financial results. Demand for our products remained healthy, several of our long-term programs were very strong, particularly in defense and military communications, and we expanded our portfolio of radar and communications products with the acquisition of ASC Signal Corporation,” said Joe Caldarelli, chief executive officer.
On September 17, 2015, CPI acquired ASC Signal Corporation, which designs and builds large-aperture antennas and controllers for satellite communications, radar and HF communications applications. CPI’s financial results for fiscal 2015 include approximately two weeks of contributions from this business.
Orders and Sales
CPI booked orders totaling $437 million in fiscal 2015, a four percent increase from the $421 million booked in the previous year. Orders in the defense and communications markets increased, while orders in the medical market decreased slightly. CPI’s fiscal 2015 orders included approximately $3 million of defense and communications bookings from the new ASC Signal Division.
Sales in fiscal 2015 totaled $448 million, a six percent decrease from the $475 million generated in the prior year. Sales were essentially unchanged in the defense market but decreased in the communications and medical markets. The new ASC Signal Division contributed approximately $3 million in defense and communications sales to fiscal 2015.
Net Income and Adjusted EBITDA
CPI recorded fiscal 2015 net income of $4.9 million, as compared to $9.1 million in the previous year. The decrease in net income was primarily due to lower sales and a less profitable mix of products sold in the most recent year, as well as a $4.3 million increase in interest expense, largely resulting from the debt restructuring transaction that was completed in April 2014. Partially offsetting these unfavorable items, CPI’s fiscal 2015 did not include expenses related to debt restructuring, contrasting with the previous year, which had included $7.5 million in expenses related to the April 2014 debt restructuring.
CPI generated adjusted EBITDA of $79.1 million, or 17.7 percent of sales, in fiscal 2015. In comparison, adjusted EBITDA in fiscal 2014 equaled $89.8 million, or 18.9 percent of sales. The decrease in adjusted EBITDA was primarily the result of the lower sales volume and less profitable mix of products sold in the most recent year.
Defense Market
In fiscal 2015, orders in CPI’s defense market increased six percent to $176 million. This increase was primarily due to higher orders for certain naval radar programs, certain foreign radar programs and an airborne electronic warfare program for which CPI provides radomes. Partially offsetting these increases, orders to support the Aegis radar system decreased; despite this decrease, current demand for products to support the Aegis radar systems remains significantly stronger than long-term historical averages.
CPI’s defense market sales were essentially unchanged at $181 million. Sales increased for certain naval radar programs, including the Aegis radar systems. Sales decreased for a radar program with fluctuating annual demand levels and for an airborne electronic warfare program that has been completed.

Communications Market
Orders in the communications market increased 15 percent to $161 million in fiscal 2015. This increase was primarily the result of higher orders for military communications applications, including long-running programs for which CPI provides satellite communications (satcom) amplifiers and advanced tactical common data link (TCDL) antenna products. Radome orders for naval communications applications and satcom amplifier orders for certain commercial communications applications decreased due to the timing of large programs for those applications.
Communications sales decreased eight percent to $166 million. Commercial communications sales were lower primarily because of the timing of large programs for which orders were received, and shipments were made, in fiscal 2014 but not in the most recent year. Military communications sales were lower primarily due to an expected decrease in sales of advanced TCDL antenna products for a specific program at CPI Malibu Division as a result of the completion of the large initial order for this program.
Medical Market
CPI’s orders in the medical market decreased three percent to $69.0 million in fiscal 2015 due to lower orders for x-ray imaging products. An increase in orders to support MRI applications partially offset this decrease.
Medical sales decreased seven percent to $68.1 million in fiscal 2015. This decrease was primarily due to lower sales of x-ray imaging products. An increase in sales to support MRI applications partially offset this decrease.
ASC Acquisition Funding
In September 2015, CPI acquired ASC Signal Corporation for $50.4 million, excluding acquired cash and certain post-closing adjustments. The acquisition was funded using a combination of cash on hand and borrowings of $28.0 million under a new second-lien term loan facility.
Cash Flow
As of October 2, 2015, CPI’s cash and cash equivalents totaled $37.5 million, as compared to $50.6 million as of October 3, 2014. The acquisition of ASC Signal Corporation represented a significant use of CPI’s cash balances in fiscal 2015.
For fiscal 2015, CPI’s cash flow from operating activities totaled $20.6 million. Free cash flow for the period was $14.0 million. Adjusted free cash flow totaled $16.6 million.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Friday, December 11, 2015 at 11:00 a.m. (EST) that will be broadcast simultaneously on the company’s Web site. To participate in this conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 86349119 and ask for the CPI International Fiscal 2015 Financial Results Conference Call. To access the Web cast, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries Canada Inc. Together, Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and globally distribute components and subsystems used in the generation, amplification, transmission and reception of microwave signals for a wide variety of systems including radar, electronic warfare and communications (satellite and point-to-point) systems for military and commercial applications, specialty products for medical diagnostic imaging and the treatment of cancer, as well as microwave and RF energy generating products for various industrial and scientific pursuits.

Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended		Twelve Months Ended
	October 2, 2015	October 3, 2014	October 2, 2015	October 3, 2014
Sales	$119,381	$110,850	$447,664	$475,301
Cost of sales, including $150, $0, $150 and $1,539 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	85,103	77,804	322,081	336,679
Gross profit	34,278	33,046	125,583	138,622
Operating costs and expenses:
Research and development	3,560	4,139	14,930	15,825
Selling and marketing	5,521	5,887	22,539	23,542
General and administrative	8,295	9,618	31,529	32,545
Amortization of acquisition-related intangible assets	2,718	2,582	10,355	10,480
Total operating costs and expenses	20,094	22,226	79,353	82,392
Operating income	14,184	10,820	46,230	56,230
Interest expense, net	9,194	9,042	36,506	32,182
Loss on debt restructuring	—	—	—	7,235
Income before income taxes	4,990	1,778	9,724	16,813
Income tax expense	3,383	5,172	4,785	7,696
Net income (loss)	1,607	(3,394)	4,939	9,117

Other comprehensive loss, net of tax
Unrealized loss on cash flow hedges, net of tax	(580)	(703)	(1,268)	(745)
Unrealized actuarial (loss) gain and amortization of prior service cost for pension liability, net of tax	(74)	6	(74)	6
Total other comprehensive loss, net of tax	(654)	(697)	(1,342)	(739)
Comprehensive income (loss)	$953	$(4,091)	$3,597	$8,378

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	October 2, 2015	October 3, 2014
Assets
Current Assets:
Cash and cash equivalents	$37,514	$50,617
Restricted cash	1,681	1,798
Accounts receivable, net	61,750	43,920
Inventories	103,276	97,156
Deferred tax assets	8,461	8,070
Prepaid and other current assets	6,200	7,960
Total current assets	218,882	209,521
Property, plant, and equipment, net	78,592	76,659
Deferred debt issue costs, net	11,084	12,557
Intangible assets, net	263,273	248,838
Goodwill	215,434	197,681
Other long-term assets	3,333	1,072
Total assets	$790,598	$746,328

Liabilities and stockholders’equity
Current Liabilities:
Current portion of long-term debt	$3,100	$3,100
Accounts payable	30,349	25,565
Accrued expenses	44,196	31,328
Product warranty	5,304	4,863
Income taxes payable	1,154	1,048
Advance payments from customers	13,037	15,448
Total current liabilities	97,140	81,352
Deferred income taxes	99,507	94,835
Long-term debt, less current portion	540,850	514,938
Other long-term liabilities	6,384	13,059
Total liabilities	743,881	704,184
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	26,565	25,589
Accumulated other comprehensive loss	(1,995)	(653)
Retained earnings	22,147	17,208
Total stockholders’ equity	46,717	42,144
Total liabilities and stockholders’ equity	$790,598	$746,328

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	October 2, 2015	October 3, 2014
Cash flows from operating activities
Net income	$4,939	$9,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,004	12,492
Amortization of intangible assets	11,315	11,458
Change in fair value of contingent consideration	2,100	3,300
Amortization of deferred debt issue costs	2,588	2,437
Amortization of discount on long-term debt	1,572	795
Utilization of net increase in cost basis of inventory due to purchase accounting	150	1,539
Non-cash loss on debt restructuring	—	3,850
Non-cash defined benefit pension income	(68)	(48)
Stock-based compensation expense	976	1,014
Allowance for (recovery of) doubtful accounts	612	(16)
Deferred income taxes	(4,307)	2,764
Net loss on the disposition of assets	171	175
Net gain on derivative contracts	(628)	(27)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Restricted cash	117	773
Accounts receivable	(11,024)	13,770
Inventories	3,703	198
Prepaid and other current assets	1,710	(1,191)
Other long-term assets	59	(46)
Accounts payable	(326)	(2,811)
Accrued expenses	(2,793)	1,241
Product warranty	134	157
Income tax payable, net	1,774	(2,152)
Advance payments from customers	(3,277)	(2,548)
Other long-term liabilities	(917)	(2,604)
Net cash provided by operating activities	$20,584	$53,637

Cash flows from investing activities
Capital expenditures	(6,535)	(7,674)
Acquisitions, net of cash acquired	(50,377)	(36,776)
Net cash used in investing activities	(56,912)	(44,450)

Cash flows from financing activities
Borrowings under Term Loans	27,440	309,225
Payment of debt issue costs	(1,115)	(8,756)
Payment of debt modification costs	—	(5,365)
Repayment of borrowings under previous term loan facility	—	(144,175)
Repayment of borrowings under First Lien Term Loan	(3,100)	(1,550)
Dividends paid	—	(175,000)
Net cash provided by (used in) financing activities	23,225	(25,621)

Net decrease in cash and cash equivalents	(13,103)	(16,434)
Cash and cash equivalents at beginning of period	50,617	67,051
Cash and cash equivalents at end of period	$37,514	$50,617

Supplemental cash flow disclosures
Cash paid for interest	$32,343	$28,319
Cash paid for income taxes, net of refunds	$7,318	$7,084
Unpaid purchase consideration	$363	$—
(Increase) decrease in accrued capital expenditures	$(156)	$71

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(All dollar amounts in thousands - unaudited)

		Three Months Ended		Twelve Months Ended
		October 2, 2015	October 3, 2014	October 2, 2015	October 3, 2014
Net income (loss)		$1,607	$(3,394)	$4,939	$9,117
Depreciation and amortization		5,779	5,894	23,319	23,950
Interest expense, net		9,194	9,042	36,506	32,182
Income tax expense		3,383	5,172	4,785	7,696
EBITDA		19,963	16,714	69,549	72,945

Adjustments:
Stock-based compensation expense	(1)	239	267	976	1,014
Acquisition-related expenses	(2)	2,219	2,861	6,042	4,177
Purchase accounting expenses	(3)	166	—	166	1,539
Veritas Capital annual management fee	(4)	663	608	2,411	2,698
Refinancing expenses	(5)	—	19	—	7,456
Total adjustments		3,287	3,755	9,595	16,884
Adjusted EBITDA		$23,250	$20,469	$79,144	$89,829

EBITDA margin	(6)	16.7%	15.1%	15.5%	15.3%
Adjusted EBITDA margin	(7)	19.5%	18.5%	17.7%	18.9%
Net income (loss) margin	(8)	1.3%	(3.1)%	1.1%	1.9%

(1)		Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2)
Represents transaction costs related to the evaluation, negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services, expenses related to the integration of operations into those of CPI and charges for an increase in the fair value of the Radant Technologies contingent consideration liability.

(3)		Represents non-cash charges for utilization of the net increase in cost basis of inventory and net decrease in deferred revenue that resulted from purchase accounting in connection with acquisitions.
(4)		Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5)
Represents expenses incurred in connection with the senior notes consent solicitation, entering into a new senior secured credit facility and the issuance of a special dividend, all of which were consummated in the company’s third quarter of fiscal year 2014.

(6)		Represents EBITDA divided by sales.
(7)		Represents adjusted EBITDA divided by sales.
(8)		Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(All dollar amounts in thousands - unaudited)

		Twelve Months Ended
		October 2, 2015
Net cash provided by operating activities		$20,584
Cash capital expenditures		(6,535)
Free cash flow		14,049

Adjustments:
Cash paid for acquisition-related expenses, net of taxes	(1)	1,288
Cash paid for Veritas Capital management fee, net of taxes	(2)	1,701
Cash received for prior year transfer pricing audit	(3)	(449)
Cash paid for refinancing expenses, net of taxes	(4)	6
Total adjustments		2,546
Adjusted free cash flow		$16,595

Net income		$4,939

(1)
Represents transaction costs, net of income taxes, related to the evaluation, negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to integration of acquired operations into those of CPI.

(2)		Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3)
Represents the net of income tax refunds, partially offset by payments, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division from the Company in fiscal years 2001 and 2002. The Company determined that this item should be excluded from this calculation as it pertains to prior years.

(4)
Represents expenses, net of income taxes, incurred in connection with the senior notes consent solicitation, entering into a new senior secured credit facility and the issuance of a special dividend, all of which were consummated in CPI’s third quarter of fiscal year 2014.